UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             THE PANDA PROJECT, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    69833F104
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69833F104                 13G                       Page 2 of 4 Pages

1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    STANFORD W. CRANE, JR.
                    ###-##-####

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                       (b) [ ]

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA

                                        5        SOLE VOTING POWER

               NUMBER OF                         2,283,000
                SHARES
             BENEFICIALLY               6        SHARED VOTING POWER
               OWNED BY
                 EACH                            204,860 jointly with wife
               REPORTING
                PERSON                  7        SOLE DISPOSITIVE POWER
                 WITH
                                                 2,283,000

                                        8        SHARED DISPOSITIVE POWER

                                                 204,860 jointly with wife

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,487,860

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

           [ ]      NOT APPLICABLE

11         PERCENT OR CLASS REPRESENTED BY AMOUNT IN ROW (9)

           24.6%

12         TYPE OF REPORTING PERSON*
           IN

CUSIP No. 69833F104                    13G                    Page 3 of 4 Pages


          UNITED STATES SECURITIES AND EXCHANGE COMMISSION SCHEDULE 13G

ITEM 1(A)       NAME OF ISSUER:     The Panda Project, Inc.

ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                901 Yamato Road
                Boca Raton, Florida 33431

ITEM 2(A)       NAME OF PERSON FILING:     Stanford W. Crane, Jr.

ITEM 2(B)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                901 Yamato Road
                Boca Raton, Florida 33431

ITEM 2(C)       CITIZENSHIP:     United States of America

ITEM 2(D)       TITLE OF CLASS OF SECURITIES:     Common Stock

ITEM 2(E)       CUSIP NUMBER:     69833F104

ITEM 3          TYPE OF REPORTING PERSON:     Not Applicable

ITEM 4          OWNERSHIP: Please see Items 5-11 of the Cover Page

ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:     Not Applicable

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON:     Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:     Not Applicable

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                Not Applicable

ITEM 9          NOTICE OF DISSOLUTION GROUP:     Not Applicable

ITEM 10         CERTIFICATION:     Not Applicable

CUSIP No. 69833F104                   13G                     Page 4 of 4 Pages


                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, it is certified that the information set forth in this statement is true, complete and correct.



                                        Dated:  February 21, 1997


                                        /s/ STANFORD W. CRANE, JR.
                                        -----------------------------------
                                        Stanford W. Crane, Jr.